                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 28

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  June 28, 2002

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                  13D

1.    NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      As to a group consisting solely of Covered Persons(1)            (a)   [x]
      As to a group consisting of persons other than Covered Persons   (b)   [x]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS:
      OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
      (Applies to each person listed on Appendix A.)

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) [ ]
      (Applies to each person listed on Appendix A.)

--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

--------------------------------------------------------------------------------
        NUMBER OF      7.    SOLE VOTING POWER (See Item 6)
         SHARES              As to Covered Shares, 0
      BENEFICIALLY           As to Uncovered Shares, as stated in Appendix A
        OWNED BY
        REPORTING      ---------------------------------------------------------
         PERSON        8.    SHARED VOTING POWER (See Item 6) (Applies to
          WITH               each person listed on Appendix A.)
                             220,383,521 Covered Shares held by Covered Persons
                             149,163 Uncovered Shares held by Covered Persons(3)
                             1,951,439 other Uncovered Shares held by Covered
                             Persons(4)

                       ---------------------------------------------------------
                       9.    SOLE DISPOSITIVE POWER (See Item 6)
                             As to Covered Shares, less than 1%
                             As to Uncovered Shares, as stated in Appendix A

                       ---------------------------------------------------------
                       10.   SHARED DISPOSITIVE POWER (See Item 6):
                             As to Covered Shares, 0
                             As to Uncovered Shares, as stated in Appendix A

--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   222,484,123

--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (Applies to each person listed on Appendix A.)                    [x]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                45.46%

--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

--------
(1)   For a definition of this term, please see Item 2.

(2)   For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 91 private charitable foundations established by 91 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
Akio Asuke                                Japan               0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Christopher A. Bates                                          0             0             0               0
David Baum                                                    0             0             0               0
Gerhard Baumgard                          Germany             0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
George M. Brady                                              136            0            136              0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Holger Bross                              Germany             0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         496            0            496              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                        14,207           0           14,207            0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Mark Dehnert                                                  0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Howard B. Eisen                                               0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
David B. Ford                                                 0           134(5)          0             134(5)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0

--------
(5)   Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(6)          0             300(6)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Jeffrey B. Goldenberg                                         0          2,860(7)         0            2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0

--------
(6)   Shared with family members.
(7)   Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                               0           100(8)          0             100(8)
Thomas J. Healey                                          2,900             0         2,900               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0

--------
(8)   Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     619            0            619              0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Emerson P. Jones                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Robert C. Jones                                               0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         444            0            444              0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Karen A. Matte                                               40             0            40               0
George N. Mattson                                             0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             46             0             46              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Thomas F. McGowan                                             0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                     4,196           0           4,196             0
James A. McNamara                                             0           215(9)          0             215(9)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0

--------
(9)   Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Timothy H. Moe                                                0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Richard S. Morse                            UK                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            112            0            112              0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            44             0             44              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0        15,000(10)         0          15,000(10)
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                            100          100(11)       100             100(11)
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            286            0            286              0
David E. Perlin                                               0             0             0               0

--------
(10)  Shared with family members.
(11)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley J. Peterson                                           0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                         0             0             0               0
Steven D. Pruett                                              0             0             0               0
Goran V. Puljic                                               0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           200(12)         0             200(12)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             211            0            211              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0

--------
(12)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(13)         0           1,900(13)
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
James Shim                                                    0             0             0               0
Abraham Shua                                                  0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0         1,000(14)         0           1,000(14)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0

--------
(13)  Shared with family members.
(14)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
--------------------------              ----------         ------         ------        ------     ----------------
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Margaret E. Stone                                             0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Fredrik J. Stromholm                      Sweden              0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
--------------------------              ----------         ------         ------        ------     ----------------
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0            10(15)         0              10(15)
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0

------------------
(15)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
--------------------------              ----------         ------         ------        ------     ----------------
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                          403            0            403              0
Edward R. Wilkinson                                           3             0             3               0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Todd A. Williams                                             90             0             90              0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Michael Y. Yao                                                0             0             0               0
Danny O. Yee                                                  0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
--------------------------              ----------         ------         ------        ------     ----------------
Jaime E. Yordan                                            101,179          0          101,179            0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0
Michael J. Zamkow                                             0            55(16)         0              55(16)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 91 private                   N/A               0         1,951,439         0         1,951,439
charitable foundations established
by 91 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations(17)


-------------------------
(16)   Shared with family members.

(17) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
TRUSTS

120 Broadway Partners(18)                     New Jersey           0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                  0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                         0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                  0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                         0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                  0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                         0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                  0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                  0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                         0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                  0             0             0              0
2002 Avi M. Nash Grantor Retained
     Annuity Trust                                                 0             0             0              0
2002 Danny O. Yee Grantor Retained
     Annuity Trust                                                 0             0             0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                        0             0             0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                        0             0             0              0
2002 John A. Thain Grantor Retained
     Annuity Trust                                                 0             0             0              0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                                 0             0             0              0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                                 0             0             0              0
A.C. Trust(19)                                                     0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                          0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                        0             0             0              0


-------------------------
(18)   Created by Peter R. Kellogg.

(19)   Created by Andrew Cader.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                       0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust I                                                       0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust II                                                      0             0             0              0
The Adina R. Lopatin 2000 Trust                                    0             0             0              0
The Alexander H. Witten 2000 Trust                                 0             0             0              0
The Alexander I. Berlinski 2000 Trust                              0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                          0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                        0             0             0              0
The Amanda Liann Mead 2000 Trust                                   0             0             0              0
Anahue Trust(20)                                Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                               0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                        0             0             0              0
The Andrew M. Alper 2002 Annuity
     Trust I                                                       0             0             0              0
The Andrew M. Alper 2002 Annuity
    Trust II                                                       0             0             0              0
The Andrew M. Gordon 2000 Family Trust                             0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                      0             0             0              0
The Anne R. Witten 2000 Trust                                      0             0             0              0
The Anne Sullivan Wellde 2000 Trust                                0             0             0              0
The Anthony D. Lauto 2000 Family Trust                             0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                        0             0             0              0
The Anthony D. Lauto 2002 Annuity
     Trust I                                                       0             0             0              0
The Anthony D. Lauto 2002 Annuity
    Trust II                                                       0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                               Connecticut           0             0             0              0
The Avi M. Nash 2000 Family Trust                                  0             0             0              0
The Avi M. Nash 2001 Annuity Trust I                               0             0             0              0


----------------------
(20)   Created by Andrew A. Chisholm.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Bari Marissa Schwartz 2000 Trust                               0             0             0              0
Barry A. Kaplan 2000 Family Trust                                  0             0             0              0
Barry A. Kaplan 2001 GRAT                                          0             0             0              0
Barry A. Kaplan 2002 GRAT                                          0             0             0              0
The Barry L. Zubrow 2000 Family Trust                              0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I                                                        0             0             0              0
The Barry L. Zubrow 2002 Annuity
     Trust I                                                       0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                       0             0             0              0
Beller 2002 GRAT                                                   0             0             0              0
The Beller/Moses Trust                                             0             0             0              0
The Benjamin H. Sherlund 2000 Trust                                0             0             0              0
The Benjamin Kraus 2000 Trust                                      0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                        0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                          0             0             0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                       0             0             0              0
The Bradley Abelow Family 2000 Trust                               0             0             0              0
The Bradley Craig Spiegel 2000 Trust                               0             0             0              0
The Brian Patrick Minehan 2001 Trust                               0             0             0              0
The Caceres Novogratz Family Trust                                 0             0             0              0
The Carlos A. Cordeiro Trust                                       0             0             0              0
The Charlotte Steel 2000 Trust                                     0             0             0              0
The Charlotte Textor 2000 Trust                                    0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                          0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                        0             0             0              0
The Christopher A. Cole 2002 Annuity
     Trust I                                                       0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust II                                                       0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                          0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                          0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                          0             0             0              0

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Cody J Smith 2000 Family Trust                                 0             0             0              0
The Cody J Smith 2001 Annuity Trust I                              0             0             0              0
The Cody J Smith 2002 Annuity Trust I                              0             0             0              0
The Cody J Smith 2002 Annuity Trust II                             0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                          0             0             0              0
The Corzine Blind Trust                                            0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                          0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I                                                        0             0             0              0
The Daniel M. Neidich 2002 Annuity
     Trust I                                                       0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                       0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                        0             0             0              0
The Daniel W. Stanton 2002 Annuity
     Trust I                                                       0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                       0             0             0              0
The Daniel W. Stanton II 2000 Trust                                0             0             0              0
The Danny O. Yee Trust                                             0             0             0              0
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                      Pennsylvania          0             0             0              0
The David B. Ford 2002 Annuity Trust
    dtd as of 6/26/2002                                            0             0             0              0
The David B. Heller 2000 Family Trust                              0             0             0              0
The David G. Lambert 2000 Family Trust                             0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                        0             0             0              0
The David G. Lambert 2002 Annuity
     Trust I                                                       0             0             0              0
The David G. Lambert 2002 Annuity
    Trust II                                                       0             0             0              0
The David L. Henle 2000 Family Trust                               0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                              0             0             0              0
The David L. Henle 2002 Annuity Trust
     I                                                             0             0             0              0
The David L. Henle 2002 Annuity Trust
    II                                                             0             0             0              0

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The David M. Baum Family 2000 Trust           New Jersey           0             0             0              0
The David Viniar 2001 Annuity Trust I                              0             0             0              0
The David Viniar 2002 Annuity Trust I                              0             0             0              0
The David Viniar 2002 Annuity Trust II                             0             0             0              0
The David W. Blood 2001 Annuity Trust
    I                                                              0             0             0              0
The David W. Blood 2002 Annuity Trust
     I                                                             0             0             0              0
The David W. Blood 2002 Annuity Trust
    II                                                             0             0             0              0
The Donald F. Textor 2001 Annuity
    Trust I                                                        0             0             0              0
The Donald F. Textor 2002 Annuity
     Trust I                                                       0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust II                                                       0             0             0              0
The Douglas W. Kimmelman Trust                                     0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                        0             0             0              0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                       0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                                 0             0             0              0
The Edward C. Forst 2000 Family Trust                              0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                        0             0             0              0
The Edward C. Forst 2002 Annuity
     Trust I                                                       0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                       0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                        0             0             0              0
The Edward Scott Mead 2001 Trust                                   0             0             0              0
The Edward Scott Mead 2002 Annuity
     Trust I                                                       0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust II                                                       0             0             0              0
The Edward Spiegel 2002 Annuity Trust
     I                                                             0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                     California           0             0             0              0

Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                    California           0             0             0              0

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Elana Brooke Spiegel 2000 Trust                                0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                             0             0             0              0
The Elizabeth H. Coulson 2000 Trust                                0             0             0              0
The Elizabeth L. Heller 2000 Trust                                 0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                  0             0             0              0
The Elizabeth M. Stanton 2000 Trust                                0             0             0              0
The Elizabeth Steel 2000 Trust                                     0             0             0              0
The Ellie Dorit Neustein 2000 Trust                                0             0             0              0
The Emily Austen Katz 2000 Trust                                   0             0             0              0
The Emily Stecher 2000 Trust                                       0             0             0              0
The Emma M.L. Mead 2000 Trust                                      0             0             0              0
The Eric Fithian 2000 Trust(21)                                    0             0             0              0
The Erin Marie Tormondsen 2000 Trust                               0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                        0             0             0              0
The Esta Eiger Stecher 2002 Annuity
     Trust I                                                       0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                       0             0             0              0
The Evans Trust(22)                                                0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                          0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                        0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust I                                                       0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                      0             0             0              0
The Frank L. Coulson III 2000 Trust                                0             0             0              0
The Fredric E. Steck 2000 Family Trust                             0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                        0             0             0              0
The Fredric E. Steck 2002 Annuity
     Trust I                                                       0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                       0             0             0              0
Gary D. Cohn 2000 Family Trust                                     0             0             0              0
The Gary Tolchin 2001 Family Trust            New Jersey           0             0             0              0


---------------------
(21)   Created by David A. Viniar.

(22)   Created by W. Mark Evans.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                    New Jersey           0             0             0              0
The Gary Tolchin 2002 Grantor
     Retained Annuity Trust                                        0             0             0              0
The Gary W. Williams 2001 Trust                                    0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                        0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                             0             0             0              0
The Gene Tiger Sykes 2002 Annuity
     Trust I                                                       0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                       0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                          0             0             0              0
The George H. Walker 2000 Family Trust                             0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                        0             0             0              0
The George H. Walker 2002 Annuity
     Trust I                                                       0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                       0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                                0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust I                                               0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                              0             0             0              0
The George William Wellde III 2000
     Trust                                                         0             0             0              0
Ghez 2000 GRAT                                                     0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                     0             0             0              0
The Girish V. Reddy 2001 Trust                                     0             0             0              0
The Girish V. Reddy Trust                                          0             0             0              0
The Goldenberg 2000 Family Trust                                   0             0             0              0
The Greg M. Ostroff 2000 Family Trust                              0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                        0             0             0              0
The Gregory D. Cohen 2000 Trust                                    0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                          0             0             0              0
The Gregory K. Palm 2000 Family Trust                              0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                        0             0             0              0
The Gregory K. Palm 2002 Annuity
     Trust I                                                       0             0             0              0

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Gregory K. Palm 2002 Annuity
    Trust II                                                       0             0             0              0
The Guapulo Trust(23)                           Jersey             0             0             0              0
The Harvey Silverman 2001 Family Trust                             0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                         0             0             0              0
The Harvey Silverman 2002 Grantor
    Retained Annuity Trust                                         0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                          0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                                0             0             0              0
The Howard A. Silverstein 2002
     Annuity Trust I                                               0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                               0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                        0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                  0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                        0             0             0              0
The J. David Rogers 2002 Annuity
     Trust I                                                       0             0             0              0
The J. David Rogers 2002 Annuity
    Trust II                                                       0             0             0              0
The James Alexander Mead 2000 Trust                                0             0             0              0
The James M. Sheridan Shares Trust                                 0             0             0              0
The James M. Sheridan Trust                                        0             0             0              0
The James Nicholas Katz 2000 Trust                                 0             0             0              0
James P. Riley, Jr. 2000 Family Trust                              0             0             0              0
James P. Riley, Jr. 2001 GRAT                                      0             0             0              0
The James P. Riley, Jr. 2002 Family
     GST Trust                                                     0             0             0              0
The Jason Kraus 2000 Trust                        UK               0             0             0              0
The Jason William Tortora 2000 Trust                               0             0             0              0
The Jeffrey D. Witten 2000 Trust                                   0             0             0              0
The Jennifer Lauren Alper 2000 Trust                               0             0             0              0


-------------------
(23)   Created by Erland S. Karlsson.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
JG 2000 Trust(24)                                                  0             0             0              0
JG 2000 Trust (continuing trust)(24)                               0             0             0              0
JG 2001 GRAT(24)                                                   0             0             0              0
JG 2002 GRAT(24)                                                   0             0             0              0
The John A. Thain Trust                                            0             0             0              0
The John J. Powers 2000 Family Trust                               0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                                0             0             0              0
The John O. Downing 2000 Family Trust                              0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                        0             0             0              0
The John O. Downing 2002 Annuity
     Trust I                                                       0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                       0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                          0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                        0             0             0              0
The John R. Tormondsen 2002 Annuity
     Trust I                                                       0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                       0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                             0             0             0              0
The John S. Weinberg 2000 Family Trust                             0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                        0             0             0              0
The John S. Weinberg 2002 Annuity
     Trust I                                                       0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                       0             0             0              0
The Jonathan G. Neidich 2000 Trust                                 0             0             0              0
The Jonathan L. Cohen 2002 Annuity
     Trust I                                                       0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                        0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                        0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
     Trust II                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                       0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                          0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                        0             0             0              0


-------------------
(24)   Created by Jacob D. Goldfield.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Joseph Della Rosa 2002 Annuity
     Trust I                                                       0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                       0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                          0             0             0              0
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                        0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                        0             0             0              0
The Karen Barlow Corrigan 2000 Trust                               0             0             0              0
The Karen Rebecca Alper 2000 Trust                                 0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                           Jersey             0             0             0              0
The Katherine A. M. Stanton 2000 Trust                             0             0             0              0
The Katheryn C. Coulson 2000 Trust                                 0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                             0             0             0              0
The Kelsey Fithian 2000 Trust(25)                                  0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                          0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                             0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                        0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                          0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust I                                                       0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust II                                                      0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                      0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                              0             0             0              0
The Kimberly R. Textor 2000 Trust                                  0             0             0              0
The Kipp M. Nelson Trust                                           0             0             0              0
The Kuala Trust(26)                             Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                     0             0             0              0
The Lawrence R. Buchalter 2000 Family
     Trust                                                         0             0             0              0


----------------------
(25)   Created by David A. Viniar.

(26)   Created by Sylvain M. Hefes.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Lawrence R. Buchalter 2001
    Annuity Trust I                                                0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                        0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                               0             0             0              0
The Lee G. Vance 2000 Family Trust                                 0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                              0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                              0             0             0              0
The Leslie C. Tortora 2001 Annuity
    Trust I                                                        0             0             0              0
The Leslie C. Tortora 2002 Annuity
     Trust I                                                       0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                       0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                               0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                        0             0             0              0
The Lloyd C. Blankfein 2002 Annuity
    Trust I                                                        0             0             0              0
The Louise Rice Townsend 2000 Trust                                0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                        New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                            New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                  0             0             0              0
The Marc A. Spilker 2000 Family Trust                              0             0             0              0
The Mark A. Zurack 2000 Family Trust                               0             0             0              0
The Mark A. Zurack 2000 Issue Trust                                0             0             0              0
The Mark A. Zurack 2001 Annuity Trust
    I                                                              0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
     I                                                             0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
    II                                                             0             0             0              0
Mark Dehnert Living Trust                      Illinois            0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                  0             0             0              0

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Mark Tercek 2001 Annuity Trust I                               0             0             0              0
The Mark Tercek 2002 Annuity Trust I                               0             0             0              0
The Mark Tercek 2002 Annuity Trust II                              0             0             0              0
Marks 2000                                                         0             0             0              0
Marks 2000 (continuing trust)                                      0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                          0             0             0              0
The Mary Ann Casati Trust                                          0             0             0              0
The Matthew D. Rogers 2000 Trust                                   0             0             0              0
The Maya Bettina Linden 2000 Trust                                 0             0             0              0
Melissa Jane Minehan 2001 Trust(27)                                0             0             0              0
The Melissa Jane Minehan 2001 Trust(27)                            0             0             0              0
The Merritt Moore Townsend 2000 Trust                              0             0             0              0
The Mesdag Family Trust                        Delaware            0             0             0              0
The Michael A. Price 2000 Family Trust                             0             0             0              0
The Michael D. Ryan 2000 Family Trust                              0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                        0             0             0              0
The Michael D. Ryan 2002 Annuity
    Trust II                                                       0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                          0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                        0             0             0              0
The Michael J. Zamkow 2001 Trust                                   0             0             0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                       0             0             0              0
The Michael J. Zamkow 2002 Annuity
    Trust II                                                       0             0             0              0
The Michael Stecher 2000 Trust                                     0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                        0             0             0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                       0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                       0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                             0             0             0              0

----------------
(27)   Created by E. Gerald Corrigan.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
Murphy 2000(28)                                                    0             0             0              0
Murphy 2000 (continuing trust)(28)                                 0             0             0              0
Murphy 2001 GRAT(28)                                               0             0             0              0
Murphy 2002 GRAT                                                   0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                               0             0             0              0
The Nicole Schiller 2000 Trust                                     0             0             0              0
The Patrick J. Ward 2001 Trust                                     0             0             0              0
The Patrick Scire 2001 Family Trust           New Jersey           0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                    New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Family Trust                             0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                        0             0             0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                       0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                       0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                                0             0             0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                               0             0             0              0
The Peter D. Kiernan, III 2002
    Annuity Trust II                                               0             0             0              0
The Peter Kiernan IV 2000 Trust                                    0             0             0              0
The Peter S. Kraus 2001 Annuity Trust
    I                                                              0             0             0              0
The Peter S. Kraus 2002 Annuity Trust
     I                                                             0             0             0              0
The Peter S. Kraus 2002 Annuity Trust
    II                                                             0             0             0              0
The Philip D. Murphy 2000 Family Trust                             0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                        0             0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                        0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                        0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                       0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust II                                                      0             0             0              0
The Philip Darivoff 2002 Family Trust                              0             0             0              0


--------------------------------
(28)   Created by Thomas S. Murphy, Jr.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Rachel M. Darivoff 2000 Trust                                  0             0             0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                         0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                        0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                       0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                       0             0             0              0
Randal M. Fippinger-Millennium Trust                               0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                          0             0             0              0
Rayas Trust(29)                                 Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                      0             0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                        0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                          0             0             0              0
The Richard A. Sapp 2000 Family Trust                              0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                        0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                        0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                        0             0             0              0
The Richard E. Witten 2002 Annuity
     Trust I                                                       0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust II                                                       0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                        0             0             0              0
The Richard G. Sherlund 2002 Annuity
    Trust I                                                        0             0             0              0
The Richard Hogan 2001 Family Trust                                0             0             0              0
The Richard Hogan 2001 Family Trust                                0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                         0             0             0              0
The Richard Hogan 2002 Grantor
    Retained Annuity Trust                                         0             0             0              0


---------------------------------
(29)   Created by Emmanuel Roman.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
Robert A. Fippinger, Jr. Millennium
    Trust                                                          0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                          0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                        0             0             0              0
The Robert B. Litterman 2002 Annuity
     Trust I                                                       0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                       0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                          0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                        0             0             0              0
The Robert B. Morris III 2002 Annuity
     Trust I                                                       0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                       0             0             0              0
The Robert J. Hurst 2000 Family Trust                              0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                        0             0             0              0
The Robert J. Hurst 2002 Annuity
     Trust I                                                       0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                       0             0             0              0
The Robert J. Katz 2001 Annuity Trust
    I                                                              0             0             0              0
The Robert J. Katz 2002 Annuity Trust
     I                                                             0             0             0              0
The Robert J. Katz 2002 Annuity Trust
    II                                                             0             0             0              0
The Robert J. O'Shea 2000 Family Trust                             0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                        0             0             0              0
The Robert J. O'Shea 2002 Annuity
     Trust I                                                       0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust II                                                       0             0             0              0
The Robert J. Pace 2000 Family Trust                               0             0             0              0
The Robert J. Pace 2001 Annuity Trust
    I                                                              0             0             0              0
The Robert J. Pace 2002 Annuity Trust
    I                                                              0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                        0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust I                                                       0             0             0              0

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Robert K. Steel 2002 Annuity
     Trust II                                                      0             0             0              0
The Robert Luckow 2001 Family Trust                                0             0             0              0
The Robert Luckow 2002 Grantor
     Retained Annuity Trust                                        0             0             0              0
The Robin Neustein 2001 Annuity Trust
    I                                                              0             0             0              0
Robin Neustein 2002 Annuity Trust                                  0             0             0              0
The Samantha Schiller 2000 Trust                                   0             0             0              0
The Sarah B. Lopatin 2000 Trust                                    0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                                0             0             0              0
The Sarah M. Darivoff 2000 Trust                                   0             0             0              0
The Sarah Rose Berlinski 2000 Trust                                0             0             0              0
The Scott B. Kapnick 2000 Family Trust                             0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                        0             0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                        0             0             0              0
Scott M. Pinkus 2000 Family Trust             New Jersey           0             0             0              0
The Scott S. Prince Trust                                          0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                                0             0             0              0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                                0             0             0              0
The Stephen M. Neidich 2000 Trust                                  0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                        0             0             0              0
The Steven J. Wisch 2001 Family Trust                              0             0             0              0
The Steven J. Wisch 2002 Annuity
     Trust I                                                       0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                               0             0             0              0
The Steven Starker 2001 Family Trust                               0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                         0             0             0              0
The Steven Starker 2002 Grantor
     Retained Annuity Trust                                        0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                          0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                        0             0             0              0

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                        0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                   0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                                0             0             0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                               0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                               0             0             0              0
The Stuart Sternberg 2001 Family Trust                             0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                         0             0             0              0
The Stuart Sternberg 2002 Grantor
     Retained Annuity Trust                                        0             0             0              0
The Suzanne E. Cohen 2000 Trust                                    0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                          0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                        0             0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                        0             0             0              0
The Tess Augusta Linden 2000 Trust                                 0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                     New Jersey           0             0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                          0             0             0              0
The Thomas K. Montag 2000 Family Trust                             0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                        0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                   0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                                0             0             0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                                0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00              Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00        Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(30)               New Jersey           0             0             0              0


------------------------------
(30)   Created by Thomas J. Healey.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002                                                   0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01           New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                             0             0             0              0
Trust u/w James Kellogg III                   New Jersey           0             0             0              0
The Unicorn Trust(31)                             UK               0             0             0              0
Vyrona Trust(32)                                Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                                 0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                                0             0             0              0
Zachariah Cobrinik 2001 Annuity Trust
    I                                                              0             0             0              0
Zachariah Cobrinik 2001 Family Trust                               0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                          0             0             0              0
Zachariah Cobrinik 2002 Annuity Trust                              0             0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P.(33)              Delaware            0             0             0              0
Beech Associates, L.P.(34)                     Delaware            0             0             0              0
Bermuda Partners, L.P.(35)                     Delaware            0             0             0              0
Crestley, L.P.(36)                             Delaware            0             0             0              0
EPG Associates, L.P.(37)                                           0             0             0              0
Greenley Partners, L.P.(38)                    Delaware            0             0             0              0
Harris Capital Partners, Limited
    Partnership                                Delaware            0             0             0              0
HEMPA Limited Partnership(39)                  Delaware            0             0             0              0
JSS Investment Partners, L.P.(40)              Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                                Delaware            0             0             0              0
Mesdag Family Limited Partnership              Delaware            0             0             0              0
Mijen Family Partnership(41)                   Illinois            0             0             0              0


----------------------------
(31)   Created by Wiet H.M. Pot.

(32)   Created by Sylvain M. Hefes.

(33)   Created by Charles B. Seelig, Jr.

(34)   Created by David B. Ford.

(35)   Created by Peter R. Kellogg.

(36)   Created by Thomas J. Healey.

(37)   Created by Edward S. Gutman.

(38)   Created by Jaime E. Yordan.

(39)   Created by Henry M. Paulson, Jr.

(40)   Created by Jonathan S. Savitz.

(41)   Created by Peter Layton.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
Opatrny Investment Partners, L.P.              Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.             Delaware            0             0             0              0
The Rizner Family Limited Partnership          Illinois            0             0             0              0
Savitz Investment Partners, L.P.               Delaware            0             0             0              0
Silverman Partners, L.P.                       Delaware            0             0             0              0
Stone Gate GS Partners, L.P.(42)               Delaware            0             0             0              0
Trott GS Investment Partners, L.P.             Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.              Delaware            0             0             0              0
Ward Investment Partners, L.P.                 Delaware            0             0             0              0
Windy Hill Investment Company II,
    L.P.(43)                                   Delaware            0             0             0              0
Winkelried Investment Partners, L.P.           Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES

The Gary Tolchin Family LLC                    Delaware            0             0             0              0
The James Coufos Family LLC                    Delaware            0             0             0              0
The Lawrence Cohen Family LLC                  Delaware            0             0             0              0
The Patrick Scire Family LLC                   Delaware            0             0             0              0
The Rebecca Amitai Family LLC                  Delaware            0             0             0              0
The Richard Hogan Family LLC                   Delaware            0             0             0              0
The Steven Starker Family LLC                  Delaware            0             0             0              0
The Stuart Sternberg Family LLC                Delaware            0             0             0              0
The Thomas Gravina Family LLC                  Delaware            0             0             0              0
The Todd Christie Family LLC                   Delaware            0             0             0              0

CORPORATIONS

Anahue Limited(44)                              Jersey             0             0             0              0
Chambolle Limited(45)                           Jersey             0             0             0              0
Guapulo Holdings Limited(46)                    Jersey             0             0             0              0
HJS2 Limited(47)                            Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.(48)             Bermuda             0             0             0              0
Majix Limited(49)                               Jersey             0             0             0              0
Melalula Limited(50)                            Jersey             0             0             0              0
RJG Holding Company(51)                     Cayman Islands         0             0             0              0


--------------------------------------------------------------------------------
(42)   Created by Connie K. Duckworth.

(43)   Created by Joseph D. Gutman.

(44)   Created by Andrew A. Chisholm.

(45)   Created by Emmanuel Roman.

(46)   Created by Erland S. Karlsson.

(47)   Created by Hsueh J. Sung.

(48)   Created by Peter R. Kellogg.

(49)   Created by Alok Oberoi.

(50)   Created by Peter D. Sutherland.

(51)   Created by Richard J. Gnodde.

                                                ITEM 6                         ITEM 8        ITEM 9       ITEM 10
                                               PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                          ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                             YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------              ----------         ------        ------        ------        ------
Robinelli Limited(52)                           Jersey             0             0             0              0
Vyrona Holdings Limited(53)                     Jersey             0             0             0              0
Zurrah Limited(54)                              Jersey             0             0             0              0




--------------------------
(52)   Created by Claudio Costamagna.

(53)   Created by Sylvain M. Hefes.

(54)   Created by Yoel Zaoui.

      This Amendment No. 28 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 28 is being filed primarily because certain Covered Persons (as defined below) have in the aggregate transferred shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

      This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of GS Inc., a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

      (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

      Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands;
(iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

      (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

      Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

      The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

      The board of directors of GS Inc. and, in the case of the PMDs, the Shareholders' Committee have approved sales by the PMDs and certain Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on June 21, 2002 and are expected to terminate on or around July 19, 2002.

      The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 15,211,949 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program (of which 2,280,463 Covered Shares have been sold as of June 28, 2002). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain Covered Persons are participating in the Channel A Sales Program pursuant to sales plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as described in Annex C. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

      The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 18,571,862 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program (of which 1,575,894 Covered Shares have been sold as of June 28, 2002). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

      Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

      Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

      (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

      (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

      (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

      (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

      Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

      The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

      Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

      The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons in equal installments on each of May 8, 2003 and May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 27, 2003, June 27, 2004 and June 27, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

      Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

      On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

      The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 3,684,204 Covered Shares by certain Covered Persons under the Channel A Sales Programs described in Item 4 and up to an aggregate of 9,913,635 Covered Shares by certain Covered Persons under the Channel B Sales Programs described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8,

2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

      In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

      In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

      Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

      The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

      The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

      Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

      The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

      Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

      In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 1,392,497 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

      In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001 and January 9, 2002, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

      GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

      In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee

Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS


Exhibit                               Description
-------                               -----------
A.            Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999
              (File No. 005-56295) (the "Initial Schedule 13D")).

B.            Form of Agreement Relating to Noncompetition and Other Covenants
              (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
              Sachs Group, Inc.).

C.            Form of Pledge Agreement (the "IPO Pledge Agreement")
              (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
              Sachs Group, Inc.).

D.            Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
              Exhibit E), dated July 10, 2000 (incorporated by reference to
              Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
              July 11, 2000 (File No. 005-56295)).

E.            Registration Rights Instrument, dated as of December 10, 1999
              (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
              005-56295)).

F.            Supplemental Registration Rights Instrument, dated as of December
              10, 1999 (incorporated by reference to Exhibit H to Amendment No.
              1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
              005-56295)).

G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
              (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
              (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
              13D, filed June 30, 2000 (File No. 005-56295)).

J.            Form of Counterpart to Shareholders' Agreement for non-U.S.
              corporations (incorporated by reference to Exhibit L to Amendment
              No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
              005-56295)).

K.            Form of Counterpart to Shareholders' Agreement for non-U.S.
              trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
              005-56295)).

L.            Form of Guarantee and Pledge Agreement for non-U.S. corporations
              (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

M.            Form of Pledge Agreement for shareholders of non-U.S.
              corporations (incorporated by reference to Exhibit O to Amendment
              No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
              005-56295)).

Exhibit                               Description
-------                               -----------
N.            Form of Pledge Agreement for shareholders of non-U.S.
              corporations (Jersey version) (incorporated by reference to
              Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
              June 30, 2000 (File No. 005-56295)).

O.            Form of Counterpart to Shareholders' Agreement for Transferee
              Covered Persons (incorporated by reference to Exhibit Q to
              Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
              (File No. 005-56295)).

P.            Supplemental Registration Rights Instrument, dated as of June 19,
              2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
              005-56295)).

Q.            Power of Attorney (incorporated by reference to Exhibit X to
              Amendment No. 14 to the Initial Schedule 13D, filed March 29,
              2001 (File No. 005-56295)).

R.            Form of Amended and Restated Member Agreement, dated as of
              September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
              Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

S.            Form of Pledge Agreement, dated as of October 31, 2000, between
              GS Inc. and each SLK Covered Person (incorporated by reference to
              Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
              November 3, 2000 (File No. 005-56295)).

T.            Supplemental Registration Rights Instrument, dated as of December
              21, 2000 (incorporated by reference to Exhibit AA to Amendment
              No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File
              No. 005-56295)).

U.            Form of Member Agreement, dated as of January 26, 2001, between
              GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
              Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

V.            Form of Pledge Agreement, dated as of March 19, 2001, between GS
              Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial
              Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

X.            Form of Pledge Agreement for beneficiaries of trusts
              (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
              005-56295)).

Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
              Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial
              Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

AA.           Supplemental Registration Rights Instrument, dated as of December
              21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.)

Exhibit                               Description
-------                               -----------
BB.           Form of Power of Attorney executed by Covered Persons
              participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
              Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

CC.           Form of Member Agreement, dated as of May 16, 2002, between GS
              Inc. and each Walter Frank Covered Person.

DD.           Form of Pledge Agreement, dated as of June 26, 2002, between GS
              Inc. and each Walter Frank Covered Person.

                                                                         ANNEX A



  INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                              COVERED PERSONS


--------------------------------------------------------------------------------------------------------------------
                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE   COMMON STOCK OF THE
                                                                            LAWS WITHIN THE       GOLDMAN SACHS
  NAME           CITIZENSHIP    BUSINESS ADDRESS     PRESENT EMPLOYMENT     LAST FIVE YEARS        GROUP, INC.
--------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
--------------------------------------------------------------------------------------------------------------------
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
--------------------------------------------------------------------------------------------------------------------
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
--------------------------------------------------------------------------------------------------------------------
John D. Amaral        UK        Victoria Hall        Vice President/              None         None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda
--------------------------------------------------------------------------------------------------------------------
Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.
--------------------------------------------------------------------------------------------------------------------
Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda
--------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B



ITEMS 2(D)
   AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C


ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS


Pursuant to sales plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, each of the Covered Persons listed below may sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Channel A Sales Program described in Item 4.


                                       MAXIMUM NUMBER OF SHARES THAT MAY BE        NUMBER OF SHARES SOLD AS OF
            COVERED PERSON                     SOLD UNDER THE PLAN               JUNE 28, 2002 UNDER THE PLAN
----------------------------------------------------------------------------------------------------------------
Kevin W. Kennedy                                     100,000                                 10,000
Peter S. Kraus                                        50,000                                      0
Steven T. Mnuchin                                    145,910                                      0
Philip D. Murphy                                     200,000                                      0
Daniel M. Neidich                                    119,261                                 40,000
The Patrick J. Ward 2001 Trust                        86,541                                 60,000

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS.

An aggregate of 8,041,373 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D



On June 21, 2002, 5,358,937 shares of Common Stock were delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. Upon delivery, these shares of Common Stock became Covered Shares.

On June 26, 2002, 103 Individual Covered Persons transferred an aggregate of 6,842,735 Covered Shares to entities created for estate planning purposes (some of which Covered Shares had been distributed to the Individual Covered Persons earlier that month by other Estate Planning Covered Persons). Upon these transfers, certain of the transferor Estate Planning Covered Persons ceased to be, and the transferee entities became, Covered Persons.

The following sales of shares of Common Stock were made by the following Covered Person through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange:

COVERED PERSON                           TRADE DATE             NUMBER OF SHARES      PRICE PER SHARE
--------------                           ----------             ----------------      ---------------
Channel A Sales
---------------
Andrew Cader                            June 21, 2002                  28,817              $71.20
Todd J. Christie                        June 21, 2002                   2,882              $71.20
Stephen J. Dilascio                     June 21, 2002                   9,286              $71.20
Gary F. Goldring                        June 21, 2002                  28,817              $71.20
Thomas J. Gravina                       June 21, 2002                     289              $71.20
Edward S. Gutman                        June 21, 2002                     577              $71.20
Steven M. Heller                        June 21, 2002                 115,269              $71.20
Richard R. Hogan                        June 21, 2002                   5,764              $71.20
Scott B. Kapnick                        June 21, 2002                   2,882              $71.20
William J. Kenney                       June 21, 2002                  16,801              $71.20
Philip J. Kopp III                      June 21, 2002                   5,887              $71.20
Daniel M. Neidich                       June 21, 2002                   8,460              $71.20
Richard C. Salvadore                    June 21, 2002                   2,882              $71.20
Patrick P. Scire                        June 21, 2002                  28,817              $71.20
Steven R. Starker                       June 21, 2002                   5,764              $71.20
Gary S. Tolchin                         June 21, 2002                  14,617              $71.20
Alphonse Zenna                          June 21, 2002                   8,646              $71.20
Andrew Cader                            June 24, 2002                  47,983              $70.50
Todd J. Christie                        June 24, 2002                   3,199              $70.50
Stephen J. Dilascio                     June 24, 2002                   7,338              $70.50
Gary F. Goldring                        June 24, 2002                  31,989              $70.50
Steven M. Heller                        June 24, 2002                  91,081              $70.50
Richard R. Hogan                        June 24, 2002                   6,398              $70.50
Scott B. Kapnick                        June 24, 2002                   3,199              $70.50
William J. Kenney                       June 24, 2002                  13,276              $70.50
Philip J. Kopp III                      June 24, 2002                   4,652              $70.50
Daniel M. Neidich                       June 24, 2002                   6,685              $70.50
Richard C. Salvadore                    June 24, 2002                   6,398              $70.50
Patrick P. Scire                        June 24, 2002                  63,978              $70.50
Steven R. Starker                       June 24, 2002                  12,796              $70.50
Gary S. Tolchin                         June 24, 2002                  11,550              $70.50
Alphonse Zenna                          June 24, 2002                   9,597              $70.50
Andrew Cader                            June 25, 2002                  37,763              $72.78
Todd J. Christie                        June 25, 2002                  12,588              $72.78
Stephen J. Dilascio                     June 25, 2002                   7,855              $72.78
Gary F. Goldring                        June 25, 2002                  50,351              $72.78
Edward S. Gutman                        June 25, 2002                   1,008              $72.78

COVERED PERSON                           TRADE DATE             NUMBER OF SHARES      PRICE PER SHARE
--------------                           ----------             ----------------      ---------------
Steven M. Heller                        June 25, 2002                  97,503              $72.78
Richard R. Hogan                        June 25, 2002                  37,763              $72.78
Peter R. Kellogg                        June 25, 2002                   2,518              $72.78
120 Broadway Partners                   June 25, 2002                   2,518              $72.78
Bermuda Partners, L.P.                  June 25, 2002                   1,511              $72.78
IAT Reinsurance Syndicate Ltd           June 25, 2002                  15,106              $72.78
Trust u/w James Kellogg III             June 25, 2002                   2,518              $72.78
William J. Kenney                       June 25, 2002                  14,211              $72.78
Philip J. Kopp III                      June 25, 2002                   4,980              $72.78
Daniel M. Neidich                       June 25, 2002                   7,155              $72.78
Richard C. Salvadore                    June 25, 2002                  10,071              $72.78
Patrick P. Scire                        June 25, 2002                  70,621              $72.78
Gary S. Tolchin                         June 25, 2002                  50,351              $72.78
Alphonse Zenna                          June 25, 2002                  15,106              $72.78
Andrew Cader                            June 26, 2002                  50,000              $69.94
Todd J. Christie                        June 26, 2002                  25,000              $69.94
Stephen J. Dilascio                     June 26, 2002                  16,792              $69.94
Gary F. Goldring                        June 26, 2002                  75,000              $69.94
Thomas J. Gravina                       June 26, 2002                   1,500              $69.94
Edward S. Gutman                        June 26, 2002                   2,000              $69.94
Richard R. Hogan                        June 26, 2002                  75,000              $69.94
Peter R. Kellogg                        June 26, 2002                   5,000              $69.94
120 Broadway Partners                   June 26, 2002                   5,000              $69.94
Bermuda Partners, L.P.                  June 26, 2002                   3,000              $69.94
IAT Reinsurance Syndicate Ltd           June 26, 2002                  15,000              $69.94
Trust u/w James Kellogg III             June 26, 2002                   5,000              $69.94
Kevin W. Kennedy                        June 26, 2002                  10,000              $69.94
William J. Kenney                       June 26, 2002                  38,795              $69.94
Daniel M. Neidich                       June 26, 2002                  17,700              $69.94
Richard C. Salvadore                    June 26, 2002                  20,000              $69.94
Patrick P. Scire                        June 26, 2002                  69,637              $69.94
Steven R. Starker                       June 26, 2002                 100,000              $69.94
Gary S. Tolchin                         June 26, 2002                 100,000              $69.94
Brian J. Toolan                         June 26, 2002                  15,000              $69.94
The Patrick J. Ward 2001 Trust          June 26, 2002                  40,000              $69.94
Alphonse Zenna                          June 26, 2002                  20,000              $69.94
Andrew Cader                            June 27, 2002                  30,000              $71.93
Todd J. Christie                        June 27, 2002                  10,000              $71.93
Gary F. Goldring                        June 27, 2002                  75,741              $71.93
Thomas J. Gravina                       June 27, 2002                   1,500              $71.93
Edward S. Gutman                        June 27, 2002                   2,000              $71.93
Richard R. Hogan                        June 27, 2002                  15,000              $71.93
James A. Jacobson                       June 27, 2002                  10,000              $71.93
Peter R. Kellogg                        June 27, 2002                   5,000              $71.93
120 Broadway Partners                   June 27, 2002                   5,000              $71.93
Bermuda Partners, L.P.                  June 27, 2002                   3,000              $71.93
IAT Reinsurance Syndicate Ltd           June 27, 2002                   5,000              $71.93
Trust u/w James Kellogg III             June 27, 2002                   5,000              $71.93
Richard C. Salvadore                    June 27, 2002                  20,000              $71.93
Patrick P. Scire                        June 27, 2002                  10,000              $71.93
Steven R. Starker                       June 27, 2002                  50,000              $71.93
Gary S. Tolchin                         June 27, 2002                  50,000              $71.93
The Patrick J. Ward 2001 Trust          June 27, 2002                  10,000              $71.93

COVERED PERSON                           TRADE DATE             NUMBER OF SHARES      PRICE PER SHARE
--------------                           ----------             ----------------      ---------------
Alphonse Zenna                          June 27, 2002                  14,637              $71.93
Andrew Cader                            June 28, 2002                  30,000              $73.76
Todd J. Christie                        June 28, 2002                  10,000              $73.76
Thomas J. Gravina                       June 28, 2002                   1,500              $73.76
Edward S. Gutman                        June 28, 2002                   2,000              $73.76
James A. Jacobson                       June 28, 2002                  15,000              $73.76
Peter R. Kellogg                        June 28, 2002                   5,000              $73.76
120 Broadway Partners                   June 28, 2002                   5,000              $73.76
Bermuda Partners, L.P.                  June 28, 2002                   3,000              $73.76
IAT Reinsurance Syndicate Ltd           June 28, 2002                   5,000              $73.76
Trust u/w James Kellogg III             June 28, 2002                   5,000              $73.76
Richard C. Salvadore                    June 28, 2002                   5,500              $73.76
Patrick P. Scire                        June 28, 2002                   9,883              $73.76
Steven R. Starker                       June 28, 2002                  25,000              $73.76
Gary S. Tolchin                         June 28, 2002                  54,205              $73.76
Brian J. Toolan                         June 28, 2002                  15,000              $73.76
The Patrick J. Ward 2001 Trust          June 28, 2002                  10,000              $73.76

Channel B Sales
---------------
Frank A. Bednarz                        June 21, 2002                   1,411              $71.36
David W. Blood                          June 21, 2002                 100,000              $71.36
Zachariah Cobrinik                      June 21, 2002                     669              $71.36
Paul C. Deighton                        June 21, 2002                  50,000              $71.36
Joseph Della Rosa                       June 21, 2002                   5,000              $71.36
Glenn P. Earle                          June 21, 2002                   1,008              $71.36
Vyrona Holdings Limited                 June 21, 2002                   1,117              $71.36
Francis J. Ingrassia                    June 21, 2002                     630              $71.36
Jonathan L. Kolatch                     June 21, 2002                   1,260              $71.36
David G. Lambert                        June 21, 2002                   2,520              $71.36
Robert Litterman                        June 21, 2002                   3,779              $71.36
Jonathan M. Lopatin                     June 21, 2002                     404              $71.36
Michael R. Lynch                        June 21, 2002                   2,520              $71.36
Eff W. Martin                           June 21, 2002                   2,520              $71.36
John P. McNulty                         June 21, 2002                   2,520              $71.36
Robert B. Morris III                    June 21, 2002                     945              $71.36
Avi M. Nash                             June 21, 2002                     254              $71.36
Kipp M. Nelson                          June 21, 2002                  12,520              $71.36
Michael E. Novogratz                    June 21, 2002                   5,155              $71.36
Timothy J. O'Neill                      June 21, 2002                  20,722              $71.36
Timothy C. Plaut                        June 21, 2002                  11,804              $71.36
The Unicorn Trust                       June 21, 2002                   1,156              $71.36
James P. Riley, Jr.                     June 21, 2002                  24,511              $71.36
Emmanuel Roman                          June 21, 2002                     175              $71.36
Richard A. Sapp                         June 21, 2002                   2,600              $71.36
Peter Savitz                            June 21, 2002                   8,406              $71.36
Charles B. Seelig, Jr.                  June 21, 2002                   2,520              $71.36
The James M Sheridan Shares Trust       June 21, 2002                   5,000              $71.36
Richard G. Sherlund                     June 21, 2002                  15,198              $71.36

COVERED PERSON                            TRADE DATE             NUMBER OF SHARES      PRICE PER SHARE
--------------                            ----------             ----------------      ---------------
Marc A. Spilker                          June 21, 2002                    630              $71.36
Melalula Limited                         June 21, 2002                  1,047              $71.36
John R. Tormondsen                       June 21, 2002                    378              $71.36
Thomas B. Walker III                     June 21, 2002                 20,000              $71.36
Gary W. Williams                         June 21, 2002                  2,142              $71.36
The Gary W Williams 2001 Trust           June 21, 2002                    378              $71.36
Yasuyo Yamazaki                          June 21, 2002                  6,435              $71.36
Joseph R. Zimmel                         June 21, 2002                 23,492              $71.36
Mark A. Zurack                           June 21, 2002                    756              $71.36
David W. Blood                           June 24, 2002                 77,136              $70.52
Zachariah Cobrinik                       June 24, 2002                  1,405              $70.52
Joseph Della Rosa                        June 24, 2002                 10,000              $70.52
Glenn P. Earle                           June 24, 2002                  3,049              $70.52
Vyrona Holdings Limited                  June 24, 2002                  3,937              $70.52
David Heinz                              June 24, 2002                  6,026              $70.52
Francis J. Ingrassia                     June 24, 2002                  1,271              $70.52
David G. Lambert                         June 24, 2002                  5,081              $70.52
Robert Litterman                         June 24, 2002                  5,081              $70.52
Jonathan M. Lopatin                      June 24, 2002                    864              $70.52
Michael R. Lynch                         June 24, 2002                  5,081              $70.52
Eff W. Martin                            June 24, 2002                  5,081              $70.52
Robert B. Morris III                     June 24, 2002                  1,980              $70.52
Avi M. Nash                              June 24, 2002                    895              $70.52
Kipp M. Nelson                           June 24, 2002                 18,887              $70.52
Michael E. Novogratz                     June 24, 2002                  7,777              $70.52
Timothy J. O'Neill                       June 24, 2002                 31,260              $70.52
Timothy C. Plaut                         June 24, 2002                 17,806              $70.52
The Unicorn Trust                        June 24, 2002                  4,073              $70.52
James P. Riley, Jr.                      June 24, 2002                 36,976              $70.52
Emmanuel Roman                           June 24, 2002                    264              $70.52
Richard A. Sapp                          June 24, 2002                  2,600              $70.52
Peter Savitz                             June 24, 2002                 12,681              $70.52
Charles B. Seelig, Jr.                   June 24, 2002                  5,081              $70.52
The James M Sheridan Shares Trust        June 24, 2002                  5,000              $70.52
Richard G. Sherlund                      June 24, 2002                 22,926              $70.52
Marc A. Spilker                          June 24, 2002                  1,271              $70.52
Melalula Limited                         June 24, 2002                  3,691              $70.52
John R. Tormondsen                       June 24, 2002                    509              $70.52
Gary W. Williams                         June 24, 2002                  3,231              $70.52
The Gary W Williams 2001 Trust           June 24, 2002                    571              $70.52
Yasuyo Yamazaki                          June 24, 2002                  9,690              $70.52
Joseph R. Zimmel                         June 24, 2002                 35,440              $70.52
Mark A. Zurack                           June 24, 2002                  1,525              $70.52
Zachariah Cobrinik                       June 25, 2002                  5,000              $72.61
Joseph Della Rosa                        June 25, 2002                 10,000              $72.61
Glenn P. Earle                           June 25, 2002                  6,000              $72.61
Christopher G. French                    June 25, 2002                 14,285              $72.61
Vyrona Holdings Limited                  June 25, 2002                  8,244              $72.61
David G. Lambert                         June 25, 2002                  2,399              $72.61
Robert Litterman                         June 25, 2002                 10,000              $72.61

COVERED PERSON                            TRADE DATE             NUMBER OF SHARES      PRICE PER SHARE
--------------                            ----------             ----------------      ---------------
Jonathan M. Lopatin                      June 25, 2002                  1,800              $72.61
Michael R. Lynch                         June 25, 2002                  2,399              $72.61
Ronald G. Marks                          June 25, 2002                 25,000              $72.61
Eff W. Martin                            June 25, 2002                 10,000              $72.61
Robert B. Morris III                     June 25, 2002                  4,003              $72.61
Sharmin Mossavar-Rahmani                 June 25, 2002                  2,000              $72.61
Avi M. Nash                              June 25, 2002                  1,872              $72.61
Kipp M. Nelson                           June 25, 2002                 18,289              $72.61
Timothy J. O'Neill                       June 25, 2002                 30,271              $72.61
Timothy C. Plaut                         June 25, 2002                 17,240              $72.61
The Unicorn Trust                        June 25, 2002                  8,530              $72.61
James P. Riley, Jr.                      June 25, 2002                 35,806              $72.61
The Rizner Family Limited                June 25, 2002                  2,000              $72.61
Partnership
Emmanuel Roman                           June 25, 2002                    254              $72.61
Richard M. Ruzika                        June 25, 2002                  2,000              $72.61
Richard A. Sapp                          June 25, 2002                  2,600              $72.61
Joseph Sassoon                           June 25, 2002                  2,000              $72.61
Peter Savitz                             June 25, 2002                 12,279              $72.61
Charles B. Seelig, Jr.                   June 25, 2002                 20,000              $72.61
The James M Sheridan Shares Trust        June 25, 2002                  5,000              $72.61
Richard G. Sherlund                      June 25, 2002                 22,201              $72.61
Jonathan S. Sobel                        June 25, 2002                 20,717              $72.61
Marc A. Spilker                          June 25, 2002                  2,500              $72.61
Cathrine Stickney Steck                  June 25, 2002                  5,000              $72.61
Melalula Limited                         June 25, 2002                  7,729              $72.61
Gary W. Williams                         June 25, 2002                 23,127              $72.61
The Gary W Williams 2001 Trust           June 25, 2002                    551              $72.61
Yasuyo Yamazaki                          June 25, 2002                  9,383              $72.61
Joseph R. Zimmel                         June 25, 2002                 34,318              $72.61
Mark A. Zurack                           June 25, 2002                  3,000              $72.61
Zachariah Cobrinik                       June 26, 2002                  2,710              $70.10
Joseph Della Rosa                        June 26, 2002                 20,000              $70.10
Vyrona Holdings Limited                  June 26, 2002                  4,432              $70.10
Francis J. Ingrassia                     June 26, 2002                  3,000              $70.10
Robert J. Katz                           June 26, 2002                  2,500              $70.10
David G. Lambert                         June 26, 2002                  5,000              $70.10
Robert Litterman                         June 26, 2002                 10,000              $70.10
Jonathan M. Lopatin                      June 26, 2002                  1,800              $70.10
Eff W. Martin                            June 26, 2002                  5,000              $70.10
Robert B. Morris III                     June 26, 2002                  4,003              $70.10
Avi M. Nash                              June 26, 2002                  1,007              $70.10
Michael E. Novogratz                     June 26, 2002                  3,765              $70.10
The Unicorn Trust                        June 26, 2002                  4,586              $70.10
The Rizner Family Limited                June 26, 2002                  2,000              $70.10
Partnership
Richard M. Ruzika                        June 26, 2002                  2,000              $70.10
Richard A. Sapp                          June 26, 2002                  2,600              $70.10
Charles B. Seelig, Jr.                   June 26, 2002                  5,000              $70.10
The James M Sheridan Shares Trust        June 26, 2002                  5,000              $70.10

COVERED PERSON                            TRADE DATE             NUMBER OF SHARES      PRICE PER SHARE
--------------                            ----------             ----------------      ---------------
Dinakar Singh                            June 26, 2002                 21,082              $70.10
Christian J. Siva-Jothy                  June 26, 2002                  5,000              $70.10
Marc A. Spilker                          June 26, 2002                  2,500              $70.10
Daniel W. Stanton                        June 26, 2002                  5,000              $70.10
Cathrine Stickney Steck                  June 26, 2002                  2,500              $70.10
Melalula Limited                         June 26, 2002                  4,156              $70.10
John R. Tormondsen                       June 26, 2002                  1,500              $70.10
Mark A. Zurack                           June 26, 2002                  2,100              $70.10
Zachariah Cobrinik                       June 27, 2002                  2,710              $72.08
Joseph Della Rosa                        June 27, 2002                 20,000              $72.08
Vyrona Holdings Limited                  June 27, 2002                  4,433              $72.08
Robert J. Katz                           June 27, 2002                  2,500              $72.08
David G. Lambert                         June 27, 2002                  3,000              $72.08
Robert Litterman                         June 27, 2002                 12,645              $72.08
Jonathan M. Lopatin                      June 27, 2002                  1,800              $72.08
Michael R. Lynch                         June 27, 2002                 10,000              $72.08
Ronald G. Marks                          June 27, 2002                  5,000              $72.08
Eff W. Martin                            June 27, 2002                  5,000              $72.08
Robert B. Morris III                     June 27, 2002                  4,003              $72.08
Avi M. Nash                              June 27, 2002                  1,007              $72.08
Michael E. Novogratz                     June 27, 2002                  3,765              $72.08
The Unicorn Trust                        June 27, 2002                  4,586              $72.08
Richard M. Ruzika                        June 27, 2002                  2,000              $72.08
Richard A. Sapp                          June 27, 2002                  2,600              $72.08
Charles B. Seelig, Jr.                   June 27, 2002                  5,000              $72.08
The James M Sheridan Shares Trust        June 27, 2002                  5,000              $72.08
Marc A. Spilker                          June 27, 2002                  1,500              $72.08
Daniel W. Stanton                        June 27, 2002                  5,000              $72.08
Cathrine Stickney Steck                  June 27, 2002                  2,500              $72.08
Melalula Limited                         June 27, 2002                  4,156              $72.08
Mark A. Zurack                           June 27, 2002                  2,100              $72.08
Christopher J. Carrera                   June 28, 2002                  5,000              $73.69
Mary Ann Casati                          June 28, 2002                  1,000              $73.69
Zachariah Cobrinik                       June 28, 2002                  2,710              $73.69
Joseph Della Rosa                        June 28, 2002                 17,800              $73.69
John O. Downing                          June 28, 2002                 10,000              $73.69
Peter C. Gerhard                         June 28, 2002                  5,000              $73.69
Vyrona Holdings Limited                  June 28, 2002                  4,433              $73.69
Timothy J. Ingrassia                     June 28, 2002                 15,000              $73.69
Robert J. Katz                           June 28, 2002                  2,500              $73.69
David G. Lambert                         June 28, 2002                  1,000              $73.69
Ronald G. Marks                          June 28, 2002                  5,000              $73.69
Eff W. Martin                            June 28, 2002                  5,000              $73.69
Robert B. Morris III                     June 28, 2002                  4,003              $73.69
Avi M. Nash                              June 28, 2002                  1,007              $73.69
The Unicorn Trust                        June 28, 2002                  4,586              $73.69
The Rizner Family Limited                June 28, 2002                  2,000              $73.69
Partnership
Richard M. Ruzika                        June 28, 2002                  2,000              $73.69
Richard A. Sapp                          June 28, 2002                  2,600              $73.69

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES   PRICE PER SHARE
--------------                       ----------     ----------------   ---------------
Charles B. Seelig, Jr.              June 28, 2002          5,000           $73.69
The James M Sheridan Shares Trust   June 28, 2002          5,000           $73.69
Daniel W. Stanton                   June 28, 2002          5,000           $73.69
Cathrine Stickney Steck             June 28, 2002          2,500           $73.69
Melalula Limited                    June 28, 2002          4,156           $73.69
John R. Tormondsen                  June 28, 2002          5,000           $73.69
John E. Urban                       June 28, 2002          6,000           $73.69
Thomas B. Walker III                June 28, 2002        124,428           $73.69
George W. Wellde, Jr.               June 28, 2002         10,000           $73.69
Mark A. Zurack                      June 28, 2002          2,100           $73.69

Other Sales
-----------
Charles T. Harris III               June 25, 2002         97,503           $72.40


The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Agus, Raanan A.                    June 21, 2002          1,426             $71.01
Aliredha, Yusuf A.                 June 21, 2002            260             $71.01
Aliredha, Yusuf A.                 June 21, 2002            759             $71.01
Aliredha, Yusuf A.                 June 21, 2002            623             $71.01
Aliredha, Yusuf A.                 June 21, 2002             29             $71.01
Aliredha, Yusuf A.                 June 21, 2002            473             $71.01
Aliredha, Yusuf A.                 June 21, 2002            116             $71.01
Altuzarra, Philippe J.             June 21, 2002          5,644             $71.01
Atkinson, David M.                 June 21, 2002          1,313             $71.01
Atkinson, David M.                 June 21, 2002          2,127             $71.01
Bakker, Michiel J.                 June 21, 2002            510             $71.01
Bakker, Michiel J.                 June 21, 2002            510             $71.01
Bakker, Michiel J.                 June 21, 2002            489             $71.01
Bakker, Michiel J.                 June 21, 2002          1,963             $71.01
Barakat, John S.                   June 21, 2002            594             $71.01
Beinner, Jonathan A.               June 21, 2002          1,426             $71.01
Bender, Jordan M.                  June 21, 2002             62             $71.01
Bender, Jordan M.                  June 21, 2002            204             $71.01
Boles, David R.                    June 21, 2002            426             $71.01
Boles, David R.                    June 21, 2002            426             $71.01
Boles, David R.                    June 21, 2002          2,118             $71.01
Bunson, Steven M.                  June 21, 2002            256             $71.01
Bunson, Steven M.                  June 21, 2002            256             $71.01
Bunson, Steven M.                  June 21, 2002          1,623             $71.01
Bunson, Steven M.                  June 21, 2002            631             $71.01
Bunting, Timothy B.                June 21, 2002          7,530             $71.01
Butcher III, George H.             June 21, 2002          1,950             $71.01
Campbell, Laurie G.                June 21, 2002            570             $71.01
Campbell, Laurie G.                June 21, 2002            702             $71.01
Campbell, Laurie G.                June 21, 2002             68             $71.01
Carter, Virginia E.                June 21, 2002            815             $71.01
Chasen, Amy L.                     June 21, 2002            806             $71.01
Chasen, Amy L.                     June 21, 2002            549             $71.01
Coutts, Eric J.                    June 21, 2002            609             $71.01
Coutts, Eric J.                    June 21, 2002            546             $71.01
DiSabato, Joseph P.                June 21, 2002            271             $71.01
DiSabato, Joseph P.                June 21, 2002            647             $71.01
Donovan, James H.                  June 21, 2002          1,798             $71.01
Donovan, James H.                  June 21, 2002          1,532             $71.01
Dudley, William C.                 June 21, 2002          2,444             $71.01
Duffy, Brian J.                    June 21, 2002          2,378             $71.01
Duncan, Matthieu B.                June 21, 2002            576             $71.01
Duncan, Matthieu B.                June 21, 2002          3,395             $71.01
Duncan, Matthieu B.                June 21, 2002             82             $71.01
Duncan, Matthieu B.                June 21, 2002            129             $71.01
Ehlers, Herbert E.                 June 21, 2002          5,617             $71.01
Ehrlich, Alexander S.              June 21, 2002          1,630             $71.01
Ehrlich, Alexander S.              June 21, 2002            408             $71.01
Eisler, Edward K.                  June 21, 2002          1,063             $71.01
Eisler, Edward K.                  June 21, 2002          4,077             $71.01

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Eve, Charles P.                    June 21, 2002            463             $71.01
Eve, Charles P.                    June 21, 2002            463             $71.01
Eve, Charles P.                    June 21, 2002          1,110             $71.01
Frisch, Matthias K.                June 21, 2002             49             $71.01
Fuge, C. Douglas                   June 21, 2002          4,073             $71.01
Gheewalla, Robert R.               June 21, 2002            326             $71.01
Gheewalla, Robert R.               June 21, 2002          1,182             $71.01
Golob, James S.                    June 21, 2002          4,082             $71.01
Harper, Roger C.                   June 21, 2002          1,134             $71.01
Harper, Roger C.                   June 21, 2002          1,560             $71.01
Hodgson, Timothy E.                June 21, 2002            883             $71.01
Hodgson, Timothy E.                June 21, 2002          3,184             $71.01
Hollmann, Peter                    June 21, 2002            204             $71.01
Horine, Jay D.                     June 21, 2002            231             $71.01
Horine, Jay D.                     June 21, 2002          2,014             $71.01
Hormats, Robert D.                 June 21, 2002            668             $71.01
Hormats, Robert D.                 June 21, 2002            691             $71.01
Hughes, Terry P.                   June 21, 2002          2,037             $71.01
Jourdren, Marc H.                  June 21, 2002             97             $71.01
Jourdren, Marc H.                  June 21, 2002            389             $71.01
Jourdren, Marc H.                  June 21, 2002            245             $71.01
Jourdren, Marc H.                  June 21, 2002            102             $71.01
Jourdren, Marc H.                  June 21, 2002            408             $71.01
Jourdren, Marc H.                  June 21, 2002            471             $71.01
Kaplan, Jason S.                   June 21, 2002          4,299             $71.01
Khandalavala, Rustom N.            June 21, 2002            507             $71.01
Khandalavala, Rustom N.            June 21, 2002            507             $71.01
Kingston, Timothy M.               June 21, 2002          1,629             $71.01
Kirk, Ewan M.                      June 21, 2002            694             $71.01
Kirk, Ewan M.                      June 21, 2002          3,885             $71.01
Klebes II, Daniel H.               June 21, 2002            387             $71.01
Klebes II, Daniel H.               June 21, 2002            387             $71.01
Klebes II, Daniel H.               June 21, 2002            825             $71.01
Klebes II, Daniel H.               June 21, 2002          1,773             $71.01
Law, Andrew E.                     June 21, 2002          2,188             $71.01
Leadem, Susan R.                   June 21, 2002          1,229             $71.01
Leadem, Susan R.                   June 21, 2002            815             $71.01
Lee, Donald C.                     June 21, 2002          2,037             $71.01
Loudiadis, Antigone                June 21, 2002          6,278             $71.01
Loudiadis, Antigone                June 21, 2002          2,647             $71.01
Lundeen, Kevin L.                  June 21, 2002            495             $71.01
MacDonald, Peter B.                June 21, 2002            148             $71.01
MacDonald, Peter B.                June 21, 2002            292             $71.01
MacDonald, Peter B.                June 21, 2002            257             $71.01
Makowsky, Russell E.               June 21, 2002          1,139             $71.01
Makowsky, Russell E.               June 21, 2002            427             $71.01
Makowsky, Russell E.               June 21, 2002             25             $71.01
Makowsky, Russell E.               June 21, 2002             41             $71.01
Mancini, Robert S.                 June 21, 2002            201             $71.01
Mancini, Robert S.                 June 21, 2002            201             $71.01

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Mancini, Robert S.                 June 21, 2002            497             $71.01
Martin, Jacques                    June 21, 2002            123             $71.01
Mather, Blake W.                   June 21, 2002            755             $71.01
McGrath Jr, Joseph P.              June 21, 2002          1,211             $71.01
McGrath Jr, Joseph P.              June 21, 2002          1,509             $71.01
McIntire, John C.                  June 21, 2002            402             $71.01
McIntire, John C.                  June 21, 2002            402             $71.01
McIntire, John C.                  June 21, 2002          2,879             $71.01
McIntire, John C.                  June 21, 2002          1,056             $71.01
Meissner, Christian A.             June 21, 2002            773             $71.01
Meissner, Christian A.             June 21, 2002            171             $71.01
Meissner, Christian A.             June 21, 2002            682             $71.01
Meissner, Christian A.             June 21, 2002          2,480             $71.01
Miele, Michael R.                  June 21, 2002          2,444             $71.01
Miele, Michael R.                  June 21, 2002            408             $71.01
Miller, Kenneth A.                 June 21, 2002          6,600             $71.01
Misrahi, Edward S.                 June 21, 2002          4,073             $71.01
Naughton, Kevin D.                 June 21, 2002            104             $71.01
Naughton, Kevin D.                 June 21, 2002            495             $71.01
Naughton, Kevin D.                 June 21, 2002            436             $71.01
Parker, Geoffrey M.                June 21, 2002            674             $71.01
Parker, Geoffrey M.                June 21, 2002          1,787             $71.01
Ransom, Charlotte P.               June 21, 2002            942             $71.01
Ransom, Charlotte P.               June 21, 2002            942             $71.01
Ransom, Charlotte P.               June 21, 2002          2,240             $71.01
Ransom, Charlotte P.               June 21, 2002            942             $71.01
Ross, Ivan                         June 21, 2002            408             $71.01
Rustum, John P.                    June 21, 2002            546             $71.01
Rustum, John P.                    June 21, 2002            432             $71.01
Ryan, David M.                     June 21, 2002            289             $71.01
Ryan, David M.                     June 21, 2002            983             $71.01
Salame, Pablo J.                   June 21, 2002          5,409             $71.01
Salame, Pablo J.                   June 21, 2002            927             $71.01
Sato, Atsuko                       June 21, 2002            254             $71.01
Sato, Atsuko                       June 21, 2002            772             $71.01
Scherzer, Mitchell I.              June 21, 2002             16             $71.01
Scherzer, Mitchell I.              June 21, 2002            841             $71.01
Scherzer, Mitchell I.              June 21, 2002          2,352             $71.01
Schwartz, Thomas M.                June 21, 2002          3,055             $71.01
Schwartz, Thomas M.                June 21, 2002          1,019             $71.01
Shea Jr., Robert J.                June 21, 2002            944             $71.01
Shea Jr., Robert J.                June 21, 2002          1,094             $71.01
Simon, Richard P.                  June 21, 2002          2,444             $71.01
Singh, Ravi M.                     June 21, 2002          1,040             $71.01
Singh, Ravi M.                     June 21, 2002          1,762             $71.01
Slotnick, Linda J.                 June 21, 2002            408             $71.01
Sparks, Daniel L.                  June 21, 2002            815             $71.01
Stuart, Andrew J.                  June 21, 2002            805             $71.01
Stuart, Andrew J.                  June 21, 2002          1,608             $71.01
Stuart, Andrew J.                  June 21, 2002            768             $71.01

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Sulzberger, Johannes R.            June 21, 2002            130             $71.01
Sulzberger, Johannes R.            June 21, 2002            119             $71.01
Tomozawa, Peter K.                 June 21, 2002            476             $71.01
Tomozawa, Peter K.                 June 21, 2002            747             $71.01
Trevor, Stephen S.                 June 21, 2002          2,334             $71.01
Trevor, Stephen S.                 June 21, 2002            734             $71.01
Turkanis, Barry S.                 June 21, 2002            234             $71.01
Vaske, John J.                     June 21, 2002            926             $71.01
Vaske, John J.                     June 21, 2002          1,112             $71.01
Weil, David M.                     June 21, 2002            439             $71.01
Weil, David M.                     June 21, 2002            439             $71.01
Weinstein, Scott R.                June 21, 2002            164             $71.01
Weinstein, Scott R.                June 21, 2002            254             $71.01
Wickman, A Carver                  June 21, 2002            408             $71.01
Wickman, A Carver                  June 21, 2002            600             $71.01
Wishart, Michael S.                June 21, 2002          7,031             $71.01
York Jr, W. Thomas.                June 21, 2002          1,222             $71.01
Young, Paul M.                     June 21, 2002            250             $71.01
Young, Paul M.                     June 21, 2002            250             $71.01
Young, Paul M.                     June 21, 2002            950             $71.01
Young, Paul M.                     June 21, 2002            616             $71.01
Agus, Raanan A.                    June 24, 2002          7,000             $70.53
Bakker, Michiel J.                 June 24, 2002          3,172             $70.53
Beinner, Jonathan A.               June 24, 2002          4,000             $70.53
Bender, Jordan M.                  June 24, 2002            500             $70.53
Boles, David R.                    June 24, 2002            619             $70.53
Boles, David R.                    June 24, 2002            619             $70.53
Boles, David R.                    June 24, 2002          3,082             $70.53
Bott, Charles W.A.                 June 24, 2002          1,016             $70.53
Bott, Charles W.A.                 June 24, 2002          1,810             $70.53
Bunson, Steven M.                  June 24, 2002            372             $70.53
Bunson, Steven M.                  June 24, 2002            372             $70.53
Bunson, Steven M.                  June 24, 2002          2,362             $70.53
Bunson, Steven M.                  June 24, 2002            917             $70.53
Bunting, Timothy B.                June 24, 2002         10,960             $70.53
Butcher III, George H.             June 24, 2002            805             $70.53
Coutts, Eric J.                    June 24, 2002            886             $70.53
Coutts, Eric J.                    June 24, 2002            792             $70.53
De Lathauwer, Michael G.           June 24, 2002          1,516             $70.53
De Lathauwer, Michael G.           June 24, 2002          3,030             $70.53
Duffy, Brian J.                    June 24, 2002          1,118             $70.53
Duncan, Matthieu B.                June 24, 2002            837             $70.53
Duncan, Matthieu B.                June 24, 2002          1,172             $70.53
Duncan, Matthieu B.                June 24, 2002            117             $70.53
Duncan, Matthieu B.                June 24, 2002             93             $70.53
Ehlers, Herbert E.                 June 24, 2002          8,175             $70.53
Eve, Charles P.                    June 24, 2002            673             $70.53
Eve, Charles P.                    June 24, 2002            672             $70.53
Eve, Charles P.                    June 24, 2002          3,000             $70.53
Eve, Charles P.                    June 24, 2002          1,455             $70.53

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Frisch, Matthias K.                June 24, 2002            180             $70.53
Gavaudan, Emmanuel                 June 24, 2002          2,816             $70.53
Gavaudan, Emmanuel                 June 24, 2002          9,266             $70.53
Gavaudan, Emmanuel                 June 24, 2002          3,629             $70.53
Gavaudan, Emmanuel                 June 24, 2002          3,835             $70.53
Gheewalla, Robert R.               June 24, 2002          1,500             $70.53
Golob, James S.                    June 24, 2002          5,940             $70.53
Grigg, Christopher M.              June 24, 2002          7,323             $70.53
Gunewardena, Arun M.               June 24, 2002            139             $70.53
Gunewardena, Arun M.               June 24, 2002            256             $70.53
Harper, Roger C.                   June 24, 2002          1,650             $70.53
Harper, Roger C.                   June 24, 2002          2,269             $70.53
Hodgson, Timothy E.                June 24, 2002          1,284             $70.53
Hodgson, Timothy E.                June 24, 2002          4,633             $70.53
Hormats, Robert D.                 June 24, 2002            642             $70.53
Huchro, Paul J.                    June 24, 2002          1,321             $70.53
Huchro, Paul J.                    June 24, 2002          2,382             $70.53
Hughes, Terry P.                   June 24, 2002          3,000             $70.53
Jourdren, Marc H.                  June 24, 2002            141             $70.53
Jourdren, Marc H.                  June 24, 2002            564             $70.53
Jourdren, Marc H.                  June 24, 2002            356             $70.53
Jourdren, Marc H.                  June 24, 2002            148             $70.53
Jourdren, Marc H.                  June 24, 2002            592             $70.53
Jourdren, Marc H.                  June 24, 2002            685             $70.53
Katz, Richard                      June 24, 2002            947             $70.53
Katz, Richard                      June 24, 2002            946             $70.53
Katz, Richard                      June 24, 2002          2,334             $70.53
Katz, Richard                      June 24, 2002          2,783             $70.53
Kirk, Ewan M.                      June 24, 2002          1,008             $70.53
Kirk, Ewan M.                      June 24, 2002          5,654             $70.53
Klebes II, Daniel H.               June 24, 2002            175             $70.53
Klebes II, Daniel H.               June 24, 2002            174             $70.53
Klebes II, Daniel H.               June 24, 2002            374             $70.53
Klebes II, Daniel H.               June 24, 2002          4,177             $70.53
Lauto, John J.                     June 24, 2002          1,000             $70.53
Law, Andrew E.                     June 24, 2002          3,185             $70.53
Leadem, Susan R.                   June 24, 2002          2,000             $70.53
Levin, Ronald S.                   June 24, 2002          1,423             $70.53
MacDonald, Peter B.                June 24, 2002            214             $70.53
MacDonald, Peter B.                June 24, 2002            423             $70.53
MacDonald, Peter B.                June 24, 2002          2,161             $70.53
MacDonald, Peter B.                June 24, 2002             87             $70.53
Marson, Allan S.                   June 24, 2002          1,964             $70.53
Martin, Jacques                    June 24, 2002            500             $70.53
Mather, Blake W.                   June 24, 2002            869             $70.53
Mather, Blake W.                   June 24, 2002            500             $70.53
Meissner, Christian A.             June 24, 2002            123             $70.53
Meissner, Christian A.             June 24, 2002            247             $70.53
Meissner, Christian A.             June 24, 2002            991             $70.53
Meissner, Christian A.             June 24, 2002          1,577             $70.53

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Miller, Kenneth A.                 June 24, 2002          9,606             $70.53
Miller, Therese L.                 June 24, 2002          1,292             $70.53
Miller, Therese L.                 June 24, 2002          1,708             $70.53
Misrahi, Edward S.                 June 24, 2002         10,000             $70.53
Naughton, Kevin D.                 June 24, 2002            151             $70.53
Naughton, Kevin D.                 June 24, 2002            718             $70.53
Naughton, Kevin D.                 June 24, 2002            634             $70.53
Niedermayer, Theodore E            June 24, 2002          2,000             $70.53
Ponti, Andrea                      June 24, 2002          6,228             $70.53
Ponti, Andrea                      June 24, 2002          6,816             $70.53
Raleigh, Jonathan C.               June 24, 2002          4,602             $70.53
Riggs III, Thomas S.               June 24, 2002          1,034             $70.53
Riggs III, Thomas S.               June 24, 2002            132             $70.53
Rosengarten, Jacob D.              June 24, 2002          4,220             $70.53
Rosenstein, Richard J.             June 24, 2002          1,500             $70.53
Rustum, John P.                    June 24, 2002            794             $70.53
Rustum, John P.                    June 24, 2002            627             $70.53
Ryan, David M.                     June 24, 2002          1,956             $70.53
Ryan, David M.                     June 24, 2002          1,429             $70.53
Salame, Pablo J.                   June 24, 2002          9,220             $70.53
Schwartz, Thomas M.                June 24, 2002          5,000             $70.53
Schwartz, Thomas M.                June 24, 2002          1,500             $70.53
Shell, David G.                    June 24, 2002            657             $70.53
Shell, David G.                    June 24, 2002            901             $70.53
Slotnick, Linda J.                 June 24, 2002          2,006             $70.53
Stuart, Andrew J.                  June 24, 2002          5,000             $70.53
Stuart, Andrew J.                  June 24, 2002          1,169             $70.53
Trevor, Stephen S.                 June 24, 2002          3,562             $70.53
Trevor, Stephen S.                 June 24, 2002            900             $70.53
Vaske, John J.                     June 24, 2002          2,296             $70.53
Vaske, John J.                     June 24, 2002          1,616             $70.53
Weinstein, Scott R.                June 24, 2002            238             $70.53
Weinstein, Scott R.                June 24, 2002            368             $70.53
Weinstein, Scott R.                June 24, 2002            200             $70.53
Wietschner, C. Howard              June 24, 2002            300             $70.53
Wietschner, C. Howard              June 24, 2002            600             $70.53
Aliredha, Yusuf A.                 June 25, 2002            377             $72.58
Aliredha, Yusuf A.                 June 25, 2002          2,009             $72.58
Aliredha, Yusuf A.                 June 25, 2002             42             $72.58
Aliredha, Yusuf A.                 June 25, 2002            855             $72.58
Backer, Dean C.                    June 25, 2002            500             $72.58
Backer, Dean C.                    June 25, 2002            500             $72.58
Bamford, Mark E.                   June 25, 2002          3,857             $72.58
Bamford, Mark E.                   June 25, 2002          2,328             $72.58
Borthwick, Alastair M.             June 25, 2002          2,132             $72.58
Campbell, Laurie G.                June 25, 2002            827             $72.58
Campbell, Laurie G.                June 25, 2002          1,019             $72.58
Campbell, Laurie G.                June 25, 2002            101             $72.58
Carter, Virginia E.                June 25, 2002          2,000             $72.58
Cochrane, Michael D.               June 25, 2002          1,717             $72.58

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Cochrane, Michael D.               June 25, 2002          1,569             $72.58
Collins, Robert G.                 June 25, 2002          2,751             $72.58
De Lathauwer, Michael G            June 25, 2002          9,210             $72.58
Devenport, Andrew C.               June 25, 2002            705             $72.58
Devenport, Andrew C.               June 25, 2002          2,211             $72.58
Dias, Stephen D.                   June 25, 2002          3,980             $72.58
Dias, Stephen D.                   June 25, 2002          1,275             $72.58
DiSabato, Joseph P.                June 25, 2002            392             $72.58
DiSabato, Joseph P.                June 25, 2002            940             $72.58
Eisler, Edward K.                  June 25, 2002          7,479             $72.58
Goodwin, Larry J.                  June 25, 2002            465             $72.58
Goodwin, Larry J.                  June 25, 2002             75             $72.58
Hayen, Isabelle                    June 25, 2002          6,335             $72.58
Jick, Daniel J.                    June 25, 2002          1,054             $72.58
Jick, Daniel J.                    June 25, 2002          1,054             $72.58
Jick, Daniel J.                    June 25, 2002          2,830             $72.58
Jolliffe, Robert H.                June 25, 2002          1,141             $72.58
Jolliffe, Robert H.                June 25, 2002          3,127             $72.58
Jones, Robert C.                   June 25, 2002          1,876             $72.58
Jones, Robert C.                   June 25, 2002          1,876             $72.58
Jones, Robert C.                   June 25, 2002          4,926             $72.58
Kaplan, Jason S.                   June 25, 2002          6,258             $72.58
Kaugher, David K.                  June 25, 2002            500             $72.58
Kingston, Timothy M.               June 25, 2002          1,500             $72.58
Lee, Donald C.                     June 25, 2002          3,438             $72.58
Mahoney, John A.                   June 25, 2002          9,000             $72.58
Malas, Keith A.                    June 25, 2002            329             $72.58
Malas, Keith A.                    June 25, 2002            347             $72.58
Malas, Keith A.                    June 25, 2002            255             $72.58
Malas, Keith A.                    June 25, 2002            147             $72.58
Martin, Jacques.                   June 25, 2002            200             $72.58
McAdam, Thomas J.                  June 25, 2002          1,918             $72.58
McAdam, Thomas J.                  June 25, 2002          1,100             $72.58
McGrath Jr, Joseph P.              June 25, 2002          1,565             $72.58
McIntire, John C.                  June 25, 2002            585             $72.58
McIntire, John C.                  June 25, 2002            585             $72.58
McIntire, John C.                  June 25, 2002          4,188             $72.58
McIntire, John C.                  June 25, 2002          1,536             $72.58
Murley, Richard A.                 June 25, 2002          4,500             $72.58
Parker, Geoffrey M.                June 25, 2002            980             $72.58
Parker, Geoffrey M.                June 25, 2002          2,600             $72.58
Parnell, Archie W.                 June 25, 2002            317             $72.58
Pasternak, Michael L.              June 25, 2002          4,798             $72.58
Phillips, Paul A.                  June 25, 2002            250             $72.58
Resnick, Jeffrey A.                June 25, 2002          1,000             $72.58
Richman, Michael J.                June 25, 2002          1,102             $72.58
Richman, Michael J.                June 25, 2002            322             $72.58
Ross, Ivan.                        June 25, 2002          1,000             $72.58
Schechner, P. Sheridan             June 25, 2002          4,206             $72.58
Scherzer, Mitchell I.              June 25, 2002            713             $72.58

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Scudellari, David J.               June 25, 2002          3,555             $72.58
Smith, Derek S.                    June 25, 2002          1,107             $72.58
Smith, Derek S.                    June 25, 2002          1,107             $72.58
Smith, Derek S.                    June 25, 2002          5,556             $72.58
Smith, Derek S.                    June 25, 2002          2,728             $72.58
Sparks, Daniel L.                  June 25, 2002          1,000             $72.58
Tebbe, Greg W.                     June 25, 2002          1,059             $72.58
Tebbe, Greg W.                     June 25, 2002          3,941             $72.58
Tomozawa, Peter K.                 June 25, 2002          1,000             $72.58
Varoli, Corrado P.                 June 25, 2002          8,000             $72.58
Weil, David M.                     June 25, 2002            637             $72.58
Weil, David M.                     June 25, 2002            637             $72.58
Wickman, A Carver                  June 25, 2002          1,063             $72.58
Wickman, A Carver                  June 25, 2002            329             $72.58
Wildermuth, David D.               June 25, 2002            140             $72.58
Bott, Charles W.A..                June 26, 2002          2,000             $69.97
Chasen, Amy L.                     June 26, 2002          1,171             $69.97
Chasen, Amy L.                     June 26, 2002            799             $69.97
Clark, Geoffrey G.                 June 26, 2002          5,165             $69.97
Donovan, James H.                  June 26, 2002          2,616             $69.97
Donovan, James H.                  June 26, 2002          2,228             $69.97
Ehrlich, Alexander S.              June 26, 2002          4,000             $69.97
Gheewalla, Robert R.               June 26, 2002          1,100             $69.97
Greig, Louis S.                    June 26, 2002            854             $69.97
Greig, Louis S.                    June 26, 2002            854             $69.97
Greig, Louis S.                    June 26, 2002          1,570             $69.97
Guth, Celeste A.                   June 26, 2002            725             $69.97
Heidt, Douglas C.                  June 26, 2002          1,332             $69.97
Heidt, Douglas C.                  June 26, 2002            805             $69.97
Heidt, Douglas C.                  June 26, 2002          2,125             $69.97
Jacob III, William L.              June 26, 2002          3,500             $69.97
Jessop, Andrew R.                  June 26, 2002          1,200             $69.97
Lemkau, Gregg R.                   June 26, 2002          3,000             $69.97
Lepic, Hughes B.                   June 26, 2002          1,132             $69.97
Lepic, Hughes B.                   June 26, 2002          2,228             $69.97
Lepic, Hughes B.                   June 26, 2002          1,357             $69.97
Lepic, Hughes B.                   June 26, 2002          1,079             $69.97
Lepic, Hughes B.                   June 26, 2002          2,157             $69.97
Lepic, Hughes B.                   June 26, 2002          6,047             $69.97
Lichtenauer, Stephen C.            June 26, 2002          1,533             $69.97
Mahoney, John A.                   June 26, 2002          9,314             $69.97
Manby, Charles G.R.                June 26, 2002          3,278             $69.97
Manby, Charles G.R.                June 26, 2002          3,933             $69.97
Mancini, Robert S.                 June 26, 2002            292             $69.97
Mancini, Robert S.                 June 26, 2002            292             $69.97
Mancini, Robert S.                 June 26, 2002            721             $69.97
Martin, Jacques                    June 26, 2002            300             $69.97
McCabe, John J.                    June 26, 2002            703             $69.97
Negus, Warwick M.                  June 26, 2002            604             $69.97
Negus, Warwick M.                  June 26, 2002            396             $69.97

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Perlin, David E.                   June 26, 2002          1,000             $69.97
Perlin, David E.                   June 26, 2002          1,000             $69.97
Perlin, David E.                   June 26, 2002          2,000             $69.97
Perlin, David E.                   June 26, 2002          1,850             $69.97
Ravitch, Joseph                    June 26, 2002          1,000             $69.97
Sanders, J. Michael                June 26, 2002          1,500             $69.97
Sato, Atsuko                       June 26, 2002            652             $69.97
Sawtell, James E.                  June 26, 2002          3,006             $69.97
Sommer, Judah C.                   June 26, 2002          1,400             $69.97
Strongin, Steven H.                June 26, 2002          9,000             $69.97
Strongin, Steven H.                June 26, 2002            700             $69.97
Tyree Jr., Thomas B.               June 26, 2002          1,061             $69.97
Tyree Jr., Thomas B.               June 26, 2002          2,741             $69.97
Tyree Jr., Thomas B.               June 26, 2002          2,614             $69.97
Tyree Jr., Thomas B.               June 26, 2002          3,011             $69.97
Uberoi, Hank                       June 26, 2002          1,463             $69.97
Uberoi, Hank                       June 26, 2002          4,625             $69.97
Uberoi, Hank                       June 26, 2002          5,000             $69.97
Uberoi, Hank                       June 26, 2002          5,000             $69.97
Wickman, A Carver                  June 26, 2002          8,615             $69.97
Young, Paul M.                     June 26, 2002            363             $69.97
Young, Paul M.                     June 26, 2002            363             $69.97
Young, Paul M.                     June 26, 2002          1,381             $69.97
Young, Paul M.                     June 26, 2002            895             $69.97
Beinner, Jonathan A.               June 27, 2002            991             $71.91
Beinner, Jonathan A.               June 27, 2002          2,038             $71.91
Bram, Benjamin S.                  June 27, 2002          2,000             $71.91
Bram, Benjamin S.                  June 27, 2002          1,000             $71.91
Campbell, John D.                  June 27, 2002          2,229             $71.91
Campbell, John D.                  June 27, 2002          1,700             $71.91
Docharty, Michele I.               June 27, 2002          1,472             $71.91
Enzer, Earl S.                     June 27, 2002          2,346             $71.91
Enzer, Earl S.                     June 27, 2002          1,500             $71.91
Hay, Stephen J.                    June 27, 2002          7,199             $71.91
Kingston, Timothy M.               June 27, 2002          1,500             $71.91
Lauto, John J.                     June 27, 2002            395             $71.91
Lauto, John J.                     June 27, 2002            605             $71.91
Martin, Jacques                    June 27, 2002            200             $71.91
Porges, Ellen R.                   June 27, 2002          1,500             $71.91
Scherr, Stephen M.                 June 27, 2002          4,561             $71.91
Schroeder, Jeffrey W.              June 27, 2002          1,514             $71.91
Schroeder, Jeffrey W.              June 27, 2002          2,000             $71.91
Schwartz, Harvey M.                June 27, 2002            239             $71.91
Schwartz, Harvey M.                June 27, 2002          2,361             $71.91
Schwartz, Harvey M.                June 27, 2002          3,413             $71.91
Silva, Ralph J.                    June 27, 2002            700             $71.91
Singh, Ravi M.                     June 27, 2002          1,512             $71.91
Toki, Daisuke                      June 27, 2002            300             $71.91
Turkanis, Barry S.                 June 27, 2002          1,388             $71.91
Turkanis, Barry S.                 June 27, 2002          1,388             $71.91

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
--------------                       ----------     ----------------    ---------------
Turkanis, Barry S.                 June 27, 2002          1,047             $71.91
Turkanis, Barry S.                 June 27, 2002          3,494             $71.91
Agran, Gregory A.                  June 28, 2002          5,000             $73.71
Altuzarra, Philippe J.             June 28, 2002          8,214             $73.71
Barakat, John S.                   June 28, 2002          1,458             $73.71
Barakat, John S.                   June 28, 2002            864             $73.71
Barakat, John S.                   June 28, 2002          3,594             $73.71
Bertuzzi, John D.                  June 28, 2002          1,000             $73.71
Boles, David R.                    June 28, 2002          5,655             $73.71
Carhart, Mark M.                   June 28, 2002          3,205             $73.71
Cooper, Philip A.                  June 28, 2002          8,250             $73.71
Curtis, John W.                    June 28, 2002          1,000             $73.71
Curtis, John W.                    June 28, 2002            823             $73.71
Darnall, Matthew S.                June 28, 2002            335             $73.71
Darnall, Matthew S.                June 28, 2002          1,165             $73.71
DiSabato, Joseph P.                June 28, 2002          1,100             $73.71
Fremont-Smith, Matthew T           June 28, 2002          5,000             $73.71
Frisch, Matthias K.                June 28, 2002            131             $73.71
Horine, Jay D.                     June 28, 2002            336             $73.71
Horine, Jay D.                     June 28, 2002          1,164             $73.71
Lane, Thomas K.                    June 28, 2002          1,897             $73.71
Lane, Thomas K.                    June 28, 2002          5,680             $73.71
Lauto, John J.                     June 28, 2002          1,000             $73.71
Liddell, Roger A.                  June 28, 2002          1,500             $73.71
Limaye, Ryan D.                    June 28, 2002          1,390             $73.71
Martin, Jacques                    June 28, 2002            200             $73.71
O'Hagan, L. Peter                  June 28, 2002          1,500             $73.71
Rosenstein, Richard J.             June 28, 2002          2,000             $73.71
Ross, Ivan                         June 28, 2002            125             $73.71
Ross, Ivan                         June 28, 2002            875             $73.71
Sarnak, Neil I.                    June 28, 2002            200             $73.71
Schechner, P. Sheridan             June 28, 2002          5,000             $73.71
Simon, Richard P.                  June 28, 2002          1,682             $73.71
Simon, Richard P.                  June 28, 2002            182             $73.71
Simon, Richard P.                  June 28, 2002          1,711             $73.71
Slotnick, Linda J.                 June 28, 2002          2,952             $73.71
Smith, Michael M.                  June 28, 2002          2,773             $73.71
Smith, Michael M.                  June 28, 2002          9,700             $73.71
Van Zijl, Frederick G.             June 28, 2002          1,889             $73.71
Van Zijl, Frederick G.             June 28, 2002            713             $73.71
Weil, David M.                     June 28, 2002          1,000             $73.71
Weinstein, Gregg S.                June 28, 2002            640             $73.71
Weinstein, Gregg S.                June 28, 2002            938             $73.71
Weinstein, Gregg S.                June 28, 2002          1,889             $73.71
Williams, Christopher G.           June 28, 2002            330             $73.71
Williams, Christopher G.           June 28, 2002          5,000             $73.71
Wolf Jr, William H.                June 28, 2002            700             $73.71
Woodruff, Jon A.                   June 28, 2002          1,000             $73.71

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 5, 2002





                                                 By:  /s/ James B. McHugh
                                                      -------------------------
                                                      Name: James B. McHugh
                                                      Title:   Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                            Description
     -------                            -----------
        A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

        B.       Form of Agreement Relating to Noncompetition and Other
                 Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        C.       Form of Pledge Agreement (the "IPO Pledge Agreement")
                 (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                 Exhibit E), dated July 10, 2000 (incorporated by reference to
                 Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

        E.       Registration Rights Instrument, dated as of December 10, 1999
                 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                 005-56295)).

        F.       Supplemental Registration Rights Instrument, dated as of
                 December 10, 1999 (incorporated by reference to Exhibit H to
                 Amendment No. 1 to the Initial Schedule 13D, filed December
                 17, 1999 (File No. 005-56295)).

        G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                 Group, L.P. (incorporated by reference to Exhibit I to
                 Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                 2000 (File No. 005-56295)).

        H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                 005-56295)).

        I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                 (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                 005-56295)).

        J.       Form of Counterpart to Shareholders' Agreement for non-U.S.
                 corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

        K.       Form of Counterpart to Shareholders' Agreement for non-U.S.
                 trusts (incorporated by reference to Exhibit M to Amendment
                 No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                 No. 005-56295)).

        L.       Form of Guarantee and Pledge Agreement for non-U.S.
                 corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

        M.       Form of Pledge Agreement for shareholders of non-U.S.
                 corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                 2000 (File No. 005-56295)).

     Exhibit                            Description
     -------                            -----------
        N.       Form of Pledge Agreement for shareholders of non-U.S.
                 corporations (Jersey version) (incorporated by reference to
                 Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
                 filed June 30, 2000 (File No. 005-56295)).

        O.       Form of Counterpart to Shareholders' Agreement for Transferee
                 Covered Persons (incorporated by reference to Exhibit Q to
                 Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                 2000 (File No. 005-56295)).

        P.       Supplemental Registration Rights Instrument, dated as of June
                 19, 2000 (incorporated by reference to Exhibit R to Amendment
                 No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                 No. 005-56295)).

        Q.       Power of Attorney (incorporated by reference to Exhibit X to
                 Amendment No. 14 to the Initial Schedule 13D, filed March 29,
                 2001 (File No. 005-56295)).

        R.       Form of Amended and Restated Member Agreement, dated as of
                 September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                 (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                 005-56295)).

        S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                 Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

        T.       Supplemental Registration Rights Instrument, dated as of
                 December 21, 2000 (incorporated by reference to Exhibit AA to
                 Amendment No. 12 to the Initial Schedule 13D, filed January
                 23, 2001 (File No. 005-56295)).

        U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                 Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

        V.       Form of Pledge Agreement, dated as of March 19, 2001, between
                 GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                 Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

        W.       Form of Guarantee and Pledge Agreement for trusts
                 (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                 005-56295)).

        X.       Form of Pledge Agreement for beneficiaries of trusts
                 (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                 005-56295)).

        Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
                 (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                 005-56295)).

        Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations
                 (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
                 005-56295)).

     Exhibit                            Description
     -------                            -----------
        AA.      Supplemental Registration Rights Instrument, dated as of
                 December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006)
                 filed by The Goldman Sachs Group, Inc.).

        BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                 Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

        CC.      Form of Member Agreement, dated as of May 16, 2002, between GS
                 Inc. and each Walter Frank Covered Person.

        DD.      Form of Pledge Agreement, dated as of June 26, 2002, between
                 GS Inc. and each Walter Frank Covered Person.